Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Arthrocare Corp.
Corinne Ervin
512-391-3907

Joele Frank, Wilkinson Brimmer Katcher
Andrea Priest / Jennifer Friedman
212-355-4449

ARTHROCARE ANNOUNCES APPOINTMENT OF
 TODD NEWTON AS SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

AUSTIN, TEXAS – APRIL 2, 2009 – ArthroCare Corp. (Pink Sheets: ARTC.PK) today announced that Todd Newton, 46, has been appointed to the position of Senior Vice President and Chief Financial Officer of ArthroCare, effective immediately. Mr. Newton will report directly to David Fitzgerald, ArthroCare’s Acting President and Chief Executive Officer.

“On behalf of ArthroCare’s Board and Management, I would like to welcome Todd as our new CFO,” said Mr. Fitzgerald.  “We are fortunate to have a seasoned veteran like Todd as part of our team while we continue to work through the review and restatement of our past financial results.  Todd’s broad range of financial, operational, strategic and accounting experience makes him an excellent addition to the Company and I know that he will be an asset as we work through our ongoing process and beyond.”

Mr. Newton most recently served in various executive officer roles at Synenco Energy, Inc. from 2004 to 2008, including as President and Chief Executive Officer; President and Chief Operating Officer; and Executive Vice President and Chief Financial Officer.  As Chief Financial Officer, Mr. Newton led Synenco Energy’s IPO, which at the time was the largest IPO of any oil and gas company on the Toronto Stock Exchange during the preceding 10 years.  As President, he led the post-IPO development of corporate systems and practices.  Subsequent to this, Mr. Newton led Synenco Energy through an extensive restructuring program and strategic options review that eventually resulted in the sale of the company. Before joining Synenco Energy, Mr. Newton served in various roles at Deloitte & Touche LLP from 1984 to 2004, including as partner from 1994 to 2004. At Deloitte & Touche LLP Mr. Newton was responsible for delivery of the firm's audit and advisory services to a number of its large, multi-national public company clients.

Exhibit 99.1

Mr. Newton earned a bachelor’s degree in business administration from the University of Texas at San Antonio, from which he graduated in 1984. Mr. Newton is a member of the Texas State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  In the past, he has been a member of the Minnesota State Society of CPA’s and the Pennsylvania Institute of CPA’s.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.